Exhibit (p)(6)

IRIDIAN ASSET MANAGEMENT LLC

CODE OF ETHICS

February 1, 2010

Table of Contents

GENERAL BACKGROUND		3
DEFINITIONS		3
CODE OF ETHICS		6
I. STATEMENT OF PRINCIPLES		6
II. PROHIBITED PURCHASES AND SALES OF SECURITIES		7
III. EXEMPTED TRANSACTIONS		9
IV. PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS		10
A.	Good Until Canceled and Limit Orders	10
V. DISTRIBUTION OF THE CODE OF ETHICS, AMENDMENTS TO THE CODE AND WRITTEN ACKNOWLEDGEMENT OF RECEIPT		10
VI. TRANSACTION, ACCOUNT POSITION AND POTENTIAL CONFLICT REPORTING REQUIREMENTS		10
A.	Disclosure of Personal Brokerage Accounts.	10
B.	Initial Holdings Statement of Access Persons:	11
C.	Annual Holdings Statement of Iridian Personnel.	11
D.	Annual Receipt of Code of Ethics Certification of Iridian Personnel.	12
E.	Quarterly Transaction Reporting Requirements and Certification of Iridian Personnel	12
F.	Quarterly Receipt of Code of Ethics Certification of Iridian Personnel.	12
G.	Quarterly Conflict of Interest Reporting of Access Persons.	12
H.	Designated Brokers. The Chief Operating Officer may require any Iridian Personnel to maintain a personal brokerage account at a broker that provides for the electronic transmission of confirmation statements directly to the Adviser.	13
VII. OUTSIDE INTERESTS, OUTSIDE ACTIVITIES, POTENTIAL CONFLICTS, PROHIBITED ACTIVITIES AND REQUIRED DISCLOSURE		13
A.	Outside Interests.	13
B.	Outside Activities	13
1.	Outside Persons.	13
2.	Prohibited Activities.	13
3.	Political Contributions.	15
C.	Potential Conflicts	15
D.	Disclosure	15
VIII. CONFIDENTIAL STATUS OF THE ADVISER’S PORTFOLIO		15
IX. REPORTING VIOLATIONS		16
X. ENFORCEMENT AND PENALTIES		17
A.	Blackout Period Violations	17
B.	Fines	18
C. DUTIES AND POWERS OF THE ADVISER		18
USE OF MATERIAL NON PUBLIC INFORMATION		20
I. INSIDER TRADING AND SECURITIES FRAUD ENFORCEMENT ACT PROCEDURES		20
II. MEMORANDUM ON INSIDER TRADING		21
a.	Trading by Iridian Personnel	21
b.	What To Do If You Learn Inside Information	22
c.	Investigations of Suspicious Trading	22
d.	The Adviser’s Trading Activities Are Confidential	22
E.	Conduct Prohibited by the Law of Insider Trading	23
F.	Lawful Use Of Public Information	25
G.	Conclusion	26

GENERAL BACKGROUND

Iridian Asset Management LLC (“Iridian”) is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Act”).  As such, it and its employees are subject to the Act and the rules and regulations promulgated thereunder. In compliance with the Act, Iridian has adopted certain policies which are embodied in its Code of Ethics.

All Iridian Personnel must adhere to the general principles as well as comply with the specific provisions of the Code of Ethics. Technical compliance with the Code of Ethics and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse of an individual's fiduciary duties to Clients.

FAILURE BY ANY IRIDIAN PERSONNEL TO ADHERE TO THE CODE OF ETHICS COULD RESULT IN SEVERE CONSEQUENCES FOR BOTH IRIDIAN AND IRIDIAN PERSONNEL.

All Iridian Personnel are required to read this Code carefully. Iridian Personnel will be asked to sign an affidavit acknowledging compliance with this Code, and to make certain disclosures and to provide certain information to the Adviser on a periodic basis. If Iridian Personnel have any questions about this Code and the policies and procedures contained herein, please see the Chief Compliance Officer.

DEFINITIONS

The following definitions are used in the Code of Ethics and Code of Conduct.

“Act” means the Investment Advisers Act of 1940.

“Access Persons” means (i) executive officers of the Adviser, (ii) managers of the Adviser, (iii) Portfolio Managers and (iv) Investment Personnel.  A list of Access Persons is attached as Schedule A.  Any provisions of this Code that apply directly to Personal Securities Transactions by Access Persons applies equally to transactions in accounts in the names of other persons in which the Access Person has Beneficial Ownership.

“Adviser” means Iridian Asset Management LLC.

“Beneficial Ownership” means (i) the sole or shared power, directly or indirectly, to vote or dispose of the subject Securities or (ii) the opportunity, directly or indirectly, to profit or share in any profit derived from the purchase or sale of the subject Securities. “Beneficial Ownership” includes, but is not limited to, ownership of Securities held by members of the immediate family sharing the same household and other interests identified in Rule 16al(a)(2) promulgated under the Securities Exchange Act of 1934. For these purposes, “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships.

“Client” means any current client of the Adviser.

“Chief Compliance Officer” shall be the person designated on Schedule A.

“Code” or “Codes” shall refer to the Code of Ethics of the Adviser.

“Excluded Securities” include the following securities: (i) securities issued by the United States government, (ii) short term debt securities which are government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, (iii) bankers’ acceptances, (iv) bank certificates of deposit, (v) commercial paper, (vi) shares issued by money market funds, (vii) shares issued by unit investment funds that are invested exclusively in one or more open end funds, none of which are funds advised or sub-advised by the Adviser, and (viii) shares issued by open-end funds registered under the Investment Company Act of 1940 that are not advised or sub-advised by the Adviser.

“Ethics Review Committee” shall be comprised of those persons designated on Schedule A.

“Investment Personnel” means (i) Portfolio Managers and (ii) other Iridian Personnel (including securities analysts and traders), who provide information and advice to Portfolio Managers regarding Client investment decisions or in connection with his or her regular function obtains information regarding such information and advice. A list of Investment Personnel is attached as Schedule A. Any provisions of this Code that apply directly to Personal Securities Transactions by Investment Personnel apply equally to transactions in accounts in the names of other persons in which the Investment Personnel have Beneficial Ownership.

“Iridian Personnel” means all employees, whether full-time or part-time, of the Adviser.  Any provisions of this Code that apply directly to Iridian Personnel apply equally to accounts in the names of other persons in which Iridian Personnel have Beneficial Ownership.

“Personal Securities Transaction(s)” means transactions in Securities for the account(s) in the names of Iridian Personnel, or for accounts in which Iridian Personnel have Beneficial Ownership.

“Portfolio Managers” means those Iridian Personnel entrusted with the direct responsibility and authority to make investment decisions affecting any Client. A list of Portfolio Managers is attached as Schedule A. Any provisions of this Code that apply directly to Personal Securities Transactions by a Portfolio Manager apply equally to transactions in accounts in the names of other persons in which the Portfolio Manager has Beneficial Ownership.

“Program Trade” means the Purchase or Sale of a Security resulting from the rebalancing of a Client portfolio due to a deposit or withdrawal of funds by such Client or the need to bring a Client portfolio into alignment with similarly managed portfolios.

“Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

“Restricted Securities” means any Security for which Iridian or any Iridian Personnel are in possession of material inside information or any other Security as determined by Iridian.

“Restricted Securities List” means the list maintained by designated Iridian Personnel containing a listing of Restricted Securities.

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, options on indexes or currencies, foreign unit trusts and foreign mutual funds, limited partnerships, private investment funds, hedge funds and investment clubs, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing and 529 College Savings Plans1. The term “Security” shall not include “Excluded Securities.”

1 Although they look and act like open end mutual funds, 529 College Savings Plans are municipal securities.

CODE OF ETHICS

I.	STATEMENT OF PRINCIPLES

The Adviser has adopted this Code of Ethics and the accompanying procedures and forms to govern personal securities investment activities by all Iridian Personnel. Although this Code contains a number of specific standards and policies, there are four key principles embodied throughout the Code.

•	The Interests Of Clients Must Always Be Paramount.

Iridian Personnel have a legal, fiduciary duty to place the interests of the Clients first. Although in many instances Iridian Personnel may own securities and engage in Personal Securities Transactions in securities in which Clients also may have an ownership interest, Iridian Personnel, in any decision relating to their personal investments, must scrupulously avoid serving their own interests ahead of those of any Client.

•	Iridian Personnel May Not Take Inappropriate Advantage Of Their Relationship To Our Clients.

Iridian Personnel should avoid any situation (unusual investment opportunities, perquisites, accepting gifts of more than token value from persons seeking to do business with the Adviser or its Clients, etc.) that might compromise, or call into question, the exercise of their fully independent judgment in the interests of Clients.

•	All Personal Securities Transactions Should Avoid Any Actual, Potential Or Apparent Conflicts Of Interest.

Although all personal securities transactions by Iridian Personnel must be conducted in a manner consistent with this Code, the Code itself is based upon the premise that Iridian Personnel owe a fiduciary duty to Clients, and should avoid any activity that creates an actual, potential or apparent conflict of interest. Independence in the investment decision-making process is paramount.  As fiduciaries, the Adviser and Iridian Personnel have an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of Clients.

•	Iridian Personnel Must Comply With All Applicable Laws and Regulations.

Iridian Personnel have an obligation to ensure that they are complying with all applicable laws and regulations governing the Adviser’s business. Iridian Personnel are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client:

•	To defraud such Client in any manner;
•	To mislead such Client, including by making a statement that omits material facts;

•	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such Client;
•	To engage in any manipulative practice with respect to such Client; or
•	To engage in any manipulative practice with respect to securities, including price manipulation.

Iridian Personnel should take particular care not to engage in any act or practice that involves:

•	Trading on the basis of material inside information;
•	“Tipping” another by providing him material nonpublic information for purposes of trading;
•	The spreading of false information with the intent to manipulate securities prices; or
•	Purchasing or selling a security for the purpose of artificially affecting the price or volume of that security.

Iridian personnel may not transmit a rumor that is believed to be false to any person or transmit a rumor that is not known to be true unless it is identified as a rumor.   A rumor may not be transmitted for the purpose of affecting the price of a security.

Iridian Personnel must ensure that all oral and written statements about Iridian or a particular security, including those made to Clients, prospective Clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way.

II.	PROHIBITED PURCHASES AND SALES OF SECURITIES

A.	In a Personal Securities Transaction, Iridian Personnel may not:

1.	Acquire any Security in an initial public offering.
2.
Acquire any Security in a private offering without the prior written consent of the Chief Compliance Officer. Furthermore, should written consent be given, Iridian Personnel and Access Persons are required to disclose such investment when participating in the Adviser’s subsequent consideration of an investment in such issuer. In such circumstances, the Adviser’s decision to purchase securities of the issuer should be subject to an independent review by Investment Personnel having no personal interest in the issuer.

3.	Knowingly sell to or purchase from a Client any security or other property, except securities issued by the Client.

B.	In a Personal Securities Transaction, Iridian Personnel may not:

1.	Purchase or Sell a Restricted Security appearing on the Restricted Securities List.
2.	Execute a Personal Securities Transaction on a day during which the Adviser has a pending “buy” or “sell” order in that Security, until the Adviser’s order is executed or withdrawn.

3.
Compete with a Client trade by using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

4.	Sell short any security that is owned by a Client other than short sales “against the box” or short sales of options that are “covered.”
5.	Execute a Personal Securities Transaction without the prior written authorization of the Chief Compliance Officer.

C.	In a Personal Securities Transaction, Iridian Personnel may not:

1.
Purchase or Sell a Security within five calendar days before the execution of a trade by the Adviser in the same Security provided the Adviser’s trade was not the result of a Program Trade and provided there was no prior knowledge of transactions in such security by the Adviser.

2.
Purchase or Sell a Security within five calendar days after the execution of a trade by the Adviser in the same Security if such Purchase or Sale is on the opposite side of the market as that of the Adviser’s transaction provided the Adviser’s trade was not the result of a Program Trade. (Sections II.C.1 and II.C.2 are collectively the “Blackout Periods”).

3.
Profit in a Personal Securities Transaction from the long purchase and long sale, or short sale and short cover of the same or equivalent Securities within sixty (60) calendar days (a “Short-Term Trade”). This restriction does not apply to:

(a)	A Short-Term Trade for which express prior written approval has been received from the Chief Compliance Officer;
(b)	A Short-Term Trade that is non-volitional on the part of Iridian Personnel; or
(c)	A Short-Term Trade resulting from an automatic dividend reinvestment plan.
4.
Engage in “market-timing” (frequent short-term trading) in shares of open-end registered investment companies that Iridian advises or sub-advises (an “Advised Fund”). In particular, Iridian Personnel may not use information about the holdings or trading plans of an Advised Fund to trade shares in a fashion that conflicts with the best interests of the Advised Fund.

5.
Recommend, implement or consider any securities transaction for a Client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Chief Compliance Officer.

Calculation of profits during the sixty (60) calendar day holding period referenced in Section II.C.3, above, will be based on “last-in, first out” (“LIFO”).

III.	EXEMPTED TRANSACTIONS

A.	The provisions described under Section II. “Prohibited Purchases and Sales of Securities” do not apply to:
1.	Purchases or Sales of Excluded Securities;
2.	Purchases or Sales of options contracts on a broad-based market index;
3.	Purchases or Sales of money market instruments;
4.	Purchases or Sales of fixed income securities;
5.	Purchases or Sales of call options against securities held in an account;
6.
Purchases or Sales of Securities which are not eligible for Purchase or Sale by the Adviser or not ordinarily Purchased or Sold by the Adviser on behalf of its Clients, e.g., securities of any closed end investment company registered under the Investment Company Act of 1940 or fixed income securities;

7.
Purchases or Sales of Securities effected in any account over which Iridian Personnel have no direct or indirect influence or control, or in any account of the Iridian Personnel which is managed on a discretionary basis by a person other than such Iridian Personnel and with respect to which such Iridian Personnel does not in fact influence or control such transactions;

8.	Purchases or Sales of Securities held in unregistered investment vehicles for which the Adviser serves as the general partner and/or investment adviser;
9.	Purchases or Sales of Securities which are non-volitional on the part of Iridian Personnel (e.g., the receipt of stock dividends);
10.	Purchases of Securities made as part of automatic dividend reinvestment plans;
11.
Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired;

12.	Purchases or Sales of securities that are part of a 529 College Savings Plan; and
13.	All other transactions contemplated by Iridian Personnel which receive the prior approval of the Chief Compliance Officer.

B.	The provisions described under Section II.C.1., and 2. “Prohibited Purchases and Sales of Securities” do not apply to:

Purchases or Sales of any Securities in any transaction, or series of transactions in any rolling thirty (30) calendar day period if the Iridian Personnel had no prior knowledge of transactions in such security by the Adviser that involve 500 shares or less in Securities whose market capitalization is 1 billion dollars or greater (the “de minimus exception”).

Preclearance is still required for any of these transactions.

Market capitalization data will be determined solely by the Adviser.

IV.	PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

Iridian Personnel wishing to engage in Personal Securities Transactions which are not Exempted Transactions must obtain prior written authorization of any such Personal Securities Transaction from the Chief Compliance Officer or such other person or persons that the Chief Compliance Officer may from time to time designate to make such authorizations. Personal Securities Transactions which are not Exempted Transactions proposed to be engaged in by the Chief Compliance Officer shall require prior written approval.

If there are any questions about whether any Iridian Personnel may engage in Personal Securities Transactions, such questions shall be resolved by the Chief Compliance Officer. Any doubts shall be resolved in favor of refraining from trading.

From time to time prior written authorization for a Securities Transaction may not be possible in which case verbal authorization may be given.  In these instances any such verbal authorization of Personal Securities Transactions which are not Exempted Transactions shall promptly be memorialized in writing and submitted to the Chief Compliance Officer.

Any authorization so provided is effective until the close of business on the trading day the authorization is granted. If an order for the Personal Securities Transactions which are not Exempted Transactions is not placed within that time period, a new authorization must be obtained.

A.	Good Until Canceled and Limit Orders

No Iridian Personnel shall place a “good until canceled,” “limit” or equivalent order with his/her broker except that an Iridian Personnel may utilize a “day order with a limit” so long as the transaction is consistent with provisions of this Code, including the preclearance procedures. All orders must expire at the end of the trading day on which they are pre-cleared.

V.	DISTRIBUTION OF THE CODE OF ETHICS, AMENDMENTS TO THE CODE AND WRITTEN ACKNOWLEDGEMENT OF RECEIPT

The Code will be distributed to Iridian Personnel at the commencement of employment.  Iridian Personnel must acknowledge initial receipt of the Code as well as any amendments in writing.

VI.	TRANSACTION, ACCOUNT POSITION AND POTENTIAL CONFLICT REPORTING REQUIREMENTS

A.
Disclosure of Personal Brokerage Accounts. At the commencement of employment and annually thereafter, all Iridian Personnel are required to submit to the Chief Compliance Officer the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership. Each of these accounts is required to furnish duplicate confirmations and statements to the Adviser. The Chief Compliance Officer shall review, or cause to be reviewed, each confirmation from such accounts of Iridian Personnel.

1.
Affirmative duty to disclose additional accounts during employment.   Iridian Personnel have an affirmative duty to submit promptly to the Chief Compliance officer the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership which are opened during their employment with Iridian. Each of these accounts is required to furnish duplicate confirmations and statements to the Adviser.

B.
Initial Holdings Statement of Access Persons: All Access Persons are required to submit to the Chief Compliance Officer an initial statement of his or her Securities holdings as of a date not more than 45 days prior to the individual becoming an Access Person.  This statement must be submitted within 10 days of the date on which such person was designated an Access Person.  Each Initial Holdings Statement must include:

1.	The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;
2.
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held including brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership as of the date the person became an Access Person; and

3.	The date that the report is submitted by the Access Person.

For purposes of sections VI.A. and VI.B. brokerage accounts shall include any accounts held directly with a mutual fund for which the Adviser acts as an adviser or sub-adviser.

C.
Annual Holdings Statement of Iridian Personnel. All Iridian Personnel are required to disclose all personal Securities holdings upon commencement of employment, and by January 30th of each year thereafter.  The disclosure must be current as of a date not more than 45 days prior to submitting the holdings statement. The Annual Holdings Statement must include the information detailed in paragraph VI.B., above.

Any required annual reports will be deemed to be made if the executing broker provides to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all Personal Securities Transactions and copies of periodic statements for all securities accounts.

D.
Annual Receipt of Code of Ethics Certification of Iridian Personnel.  At the commencement of employment and by January 30th of each year all Iridian Personnel are required to certify that they have read and understand the Code of Ethics and that they have complied with its requirements throughout the prior fiscal year.

E.
Quarterly Transaction Reporting Requirements and Certification of Iridian Personnel. Not later than 30 days after the end of each calendar quarter, all Iridian Personnel are required to certify, in writing, that they have reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

All Iridian Personnel shall report to the Adviser the following information with respect to transactions in any Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security:

1.	The date of the transaction, the title and the number of shares, and the principal amount of each Security involved;
2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.	The price at which the transaction was effected; and
4.	The name of the broker, dealer or bank with or through whom the transaction was effected.

Such reports shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected.

Any required quarterly reports will be deemed to be made if the executing broker provides to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all Personal Securities Transactions and copies of periodic statements for all securities accounts.

Iridian Personnel need not make such a report with respect to transactions effected for any account in which they may have Beneficial Ownership, but over which they do not have any direct or indirect influence or control (for example, a blind trust).

F.     Quarterly Receipt of Code of Ethics Certification of Iridian Personnel. Not later than 30 days after the end of each calendar quarter, all Iridian Personnel are required to certify, in writing, that they have received any amendments to the Code of Ethics, that they have read and understand the Code of Ethics and that they have complied with its requirements throughout the prior quarter.

G.    Quarterly Conflict of Interest Reporting of Access Persons. Not later than 30 days after the end of each calendar quarter, all Access Persons are required to certify, in writing, that they have reported all Outside Interests, Outside Activities and other Potential Conflicts as defined by the Chief Compliance Officer required to be disclosed or reported pursuant to the requirements of the Code.

Any such report may contain a statement that the report shall be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

H.  Designated Brokers.  The Chief Operating Officer may require any Iridian Personnel to maintain a personal brokerage account at a broker that provides for the electronic transmission of confirmation statements directly to the Adviser.

VII.	OUTSIDE INTERESTS, OUTSIDE ACTIVITIES, POTENTIAL CONFLICTS, PROHIBITED ACTIVITIES AND REQUIRED DISCLOSURE

A.	Outside Interests.

1.	No Iridian Personnel shall accept employment outside the Adviser, part-time or otherwise, without first obtaining the written approval of the Ethics Review Committee.

2.
No Iridian Personnel may serve on the board of directors of a publicly traded company without prior approval from the Ethics Review Committee based upon a determination that such service would be consistent with the interests of the Clients.  Investment Personnel that serve on such boards of directors are not permitted to participate in any investment decisions made by the Advisor involving securities of a company on whose board they serve.

3.
No Iridian Personnel may accept a position as a director or officer of any unaffiliated private corporation, or as a general partner of any unaffiliated partnership, or similar position with a similar entity (e.g., trust, limited liability company or limited partnership) without the prior approval of the Ethics Review Committee.  A position with a charitable organization must be disclosed to the Ethics Review Committee.

B.	Outside Activities

1.
Outside Persons. The Adviser understands that Iridian Personnel, in the course of performing their duties, will develop relationship in the investment community with other, including, but not limited to, corporate executives, securities analysts and research personnel, brokers and traders as well as  Clients, prospective Clients, or any entity that does business with or on behalf of the Adviser (collectively, “Outside Persons”).

2.	Prohibited Activities. Gifts and Entertainment

No Iridian Personnel shall receive (or give) any gift or other consideration in merchandise, service, or otherwise that is excessive in value or frequency from (or to) any Outside Person that does business with or on behalf of a Client or the Adviser.   The following guidelines should be followed:

a.	Gifts may be received from an Outside Person so long as the aggregate annual value from any single Outside Person does not exceed the equivalent of $250.

b.
Gifts and entertainment must be reasonable in terms of frequency and value and should not be solicited. It may be reasonable to give or receive gifts at a more frequent basis under certain limited circumstances, i.e. holiday season.

c.
Usual or customary promotional items received from Outside Persons or food items consumed on the premises may be accepted provided they are reasonable in terms of frequency and value. (e.g. gift baskets, lunch or other meal items, trinkets)

d.	Avoid the acceptance of gifts, favors, entertainment or other things of value which could influence decision-making or make one feel beholden to an Outside Person.

e.
Do not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making an Outside Person feel beholden to the Adviser.

f.	Entertainment situations may only be used to foster and promote business relationships with Outside Persons.

g.
Attendance at business meals, business related conferences, sporting events, shows, concerts, golf outings and other entertainment events at the expense of the giver is permissible so long as the expense is reasonable and the giver is present.

h.	Gifts should not be sent to an Iridian Personnel’s home. If they are, the Iridian Personnel must request that the gift giver discontinue this practice in the future.

i.	Iridian Personnel may not accept or offer air transportation nor may Iridian Personnel accept air fare, hotel or other accommodations, etc.

j.
Under no circumstances should cash gifts or cash equivalents be given to or accepted from an Outside Person, Client or prospective Client (i.e. American Express Gift Cards, Money Orders, Gift Checks, etc.).

k.
Any gift received that is prohibited should be refused; however, if it is not possible in the interest of business, the gift should be donated to a charitable organization after consultation with the Compliance Department.

l.	This policy applies to gifts and entertainment given to or received by family and friends on behalf of Iridian Personnel, vendors or Clients.

3.      Political Contributions.  Access Persons are prohibited from making a political contribution to any candidate or political committee, whether at the local, state or federal level, involved in an election in a jurisdiction which is a Client of the Adviser or for the purpose of obtaining or retaining Clients that are government entities.

C.	Potential Conflicts

           Iridian Personnel owe a fiduciary duty to Clients, and should avoid any activity that creates an actual, potential or apparent conflict of interest. Independence in the investment decision-making process is paramount.  As fiduciaries both Adviser and Iridian Personnel have an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of Clients.  Conflicts may appear in the form of relationships with issuers, brokers and or other service providers to the Adviser and must be disclosed to the Chief Compliance Officer.

D.	Disclosure.

On a quarterly basis, all Access Persons must disclose to the Chief Compliance Officer any outside activity with any Outside Person which is paid for or sponsored by the Outside Person, other than the usual or customary promotional items received from Outside Persons or food items consumed on the premises,   setting forth the identity of the Outside Person and the relationship to the Adviser and Access Persons, and the activity conducted.  Reportable items and activities include personal gifts, a significant meal or drinks2, golf outings, or tickets to a show, concert or sporting event.  As it is impossible to define every type of meal or entertainment please consult with the Compliance Department if you have any questions whether a meal or entertainment is reportable. From time to time, the nature of any outside activity with an Outside Person will be reviewed and more specific policies and guidelines may be established.

Access Persons are required to report all political contributions to the Compliance Department.

On a quarterly basis, all Access Persons must disclose to the Chief Compliance Officer any Potential Conflicts as defined by the Chief Compliance Officer (See Section VI.G.)

VIII.	CONFIDENTIAL STATUS OF THE ADVISER’S PORTFOLIO

The current portfolio positions, anticipated portfolio transactions and information regarding trading strategies of the Adviser must be kept confidential. If non-public information regarding the portfolio should become known to any Iridian Personnel, whether in the line of duty or otherwise, he or she should not reveal it to anyone except as required to effectuate securities transactions on behalf of a Client or for other legitimate business purposes. If anyone is asked about the Adviser’s portfolio or whether a security has been bought or sold, his or her reply should be that this is an improper question and that this answer does not mean that the Adviser has bought, sold or retained the particular security.  It is permissible, however, to identify to various sell side research analysts the names of issuers in which we may have an interest without disclosing Iridian’s specific holdings.

2 Significant meals or drinks do not include a casual lunch or breakfast or a group dinner provided by sell side analysts to a number of buy side firms.

Except as required to effectuate securities transactions on behalf of a Client or for other legitimate business purposes, the Adviser must keep all information about Clients (including former Clients) in strict confidence, including the Client’s identity (unless the client consents), the Client’s financial circumstances, the Client’s security holdings, and advice furnished to the Client by the firm.

IX.	REPORTING VIOLATIONS

Iridian Personnel must promptly report any violation of the Code for which they become aware to the Chief Compliance Officer.  The Chief Compliance Officer shall provide a means for Iridian Personnel to make any such reports on an anonymous basis.   Reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

Reports of violations in the case of the Chief Compliance Officer may be made to the Chief Operating Officer.

The following types of reporting are required:

•	noncompliance with applicable laws, rules, and regulations;
•	fraud or illegal acts involving any aspect of the firm’s business;
•	material misstatements in regulatory filings, internal books and records, Clients records or reports;
•	activity that is harmful to Clients, including fund shareholders; and
•	deviations from required controls and procedures that safeguard Clients and the firm.

Retaliation of any kind against any Iridian Personnel reporting a violation of the Code is a further violation of the Code.

Should the Chief Compliance Officer become aware of a violation he shall report such violation to the Ethics Review Committee.  If a violation is deemed by the Ethics Review Committee to be of a material nature, it shall report such violation to members of senior management.

X.	ENFORCEMENT AND PENALTIES

The Chief Compliance Officer shall review each confirmation and brokerage statement describing Personal Securities Transactions by Iridian Personnel. The confirmations and brokerage statements shall be compared to the transactions of the Adviser and shall be analyzed to determine if there exists any trading pattern that may indicate abuse. If a transaction appears to be a material violation of the Code, the transaction will be reported to the Ethics Review Committee.  In the event the Chief Compliance Officer is unable to fulfill the review function, the Chief Operating Officer will undertake such review.

The Chief Operating Officer will review the Chief Compliance Officer’s transactions.

A.	Blackout Period Violations

If any Iridian Personnel executes a Personal Securities Transaction within the Blackout Periods specified under Section II.C., that is not an Exempted Transaction, and receives a price more favorable than that received by any Client, the Iridian Personnel will be required to make payment to Iridian in the amount of the aggregate price difference of the Personal Securities Transaction.

Iridian Personnel, who profit from a Short-Term Trade that is not an Exempted Transaction, will be required to disgorge such profit to Iridian in the amount of the profit made.

If an Iridian Personnel executes Personal Securities Transaction with no prior knowledge of transactions in such security by the Adviser, that is not an Exempted Transaction, within the Blackout Period specified under Section II.C. in accordance with the preclearance procedures where the Iridian Personnel does not receive a price more favorable than the Client3, the Ethics Review Committee will review the transaction to determine what action to take taking into consideration the timing of the Iridian Personnel’s transaction, the amount of shares traded by the Adviser on behalf of the Client, the frequency of similar violations, whether the transaction was in a security analyzed by the Iridian Personnel or in a portfolio advised by the Iridian Personnel and any other factual circumstances the Ethics Review Committee deems relevant.  The Ethics Review Committee may determine to take no action or require the Iridian Personnel to reverse the transaction with the cost of reversal being borne by the Iridian Personnel.  If the transaction cannot be reversed the Iridian Personnel may be required to engage in an offsetting transaction bearing any loss that occurs and making a payment to Iridian in the amount of any gain.

3 “Even a portfolio manager will not always be aware of all investment company trades seven days before they are executed.” ICI Report of the Advisory Group on Personal Investing, May 9, 1994 at 38.

B.	Fines

In addition to any other penalties which may be imposed, fines will be imposed for the following violations:

Iridian Personnel who fail to pre-clear two (2) Personal Securities Transactions in any thirty (30) day rolling period will be subject to a $100 fine.  Each successive failure to pre-clear a Personal Securities Transaction in such period will result in an additional $150 fine.

Iridian Personnel who execute a Personal Securities Transaction for which pre-clearance has been specifically denied will be subject to a $500 fine.

Iridian Personnel who Profit from a Short-Term Trade will be subject to a $200 fine.

Iridian Personnel who fail to submit their quarterly or annual certifications on a timely basis will be subject to a $250 fine.

Any fines imposed shall be paid promptly to the Adviser.

The Adviser may take additional action, as described below.

C.	DUTIES AND POWERS OF THE ADVISER

The Ethics Review Committee shall determine the appropriate response of the Adviser, taking into account all of the facts and circumstances of the apparent violation. If a violation has, in fact, occurred, the Ethics Review Committee may, in its sole discretion, in addition to the actions set forth in this Section X, take any one or more of the following actions:

1.	Letter of censure to the person or persons involved;
2.	Suspending or limiting Personal Securities Transactions;
3.	Fines, in amounts to be determined by the Ethics Review Committee, to be paid by the person or persons involved;
4.	Suspension of employment of the person or persons involved;
5.	Termination of employment of the person or persons involved;
6.	Report to regulatory bodies or criminal authorities; or
7.	Any other action deemed by the Ethics Review Committee to be fair and reasonable.

In deciding whether to impose sanctions, the Ethics Review Committee may take into account any factors that it determines to be appropriate in imposing sanctions, which may include, but are not limited to, history of compliance, the nature of the violation, the person’s cooperation, acknowledgement and demonstrable remorse, whether the violation was intentional or inadvertent and whether a Client was ultimately harmed or disadvantaged.

The Ethics Review Committee also may require such Iridian Personnel to resign from any Outside Interests, and to return to an Outside Person the value of the Outside Activity received.

The Ethics Review Committee also may impose any penalty it deems appropriate upon any person that has engaged in a course of conduct which, although in technical compliance with the Code, shows a pattern of abuse by that person of his or her fiduciary duties to Clients.

USE OF MATERIAL NON PUBLIC INFORMATION

I.	INSIDER TRADING AND SECURITIES FRAUD ENFORCEMENT ACT PROCEDURES

As a registered investment adviser under the Act, the Adviser must establish and implement procedures designed to prevent insider trading and securities fraud.

As prescribed by the Code of Ethics, each Iridian Personnel is required to notify the Chief Compliance Officer of where his or her personal brokerage accounts are maintained. This is done when the Iridian Personnel is hired and when there is a change in this information. It is the responsibility of all Iridian Personnel to notify promptly the Chief Compliance Officer of any changes in his or her personal accounts.

Personal accounts are any accounts in the name of Iridian Personnel and any accounts of family members in which the Iridian Personnel has a financial interest or for which the Iridian Personnel has a Beneficial Interest.  Personal brokerage accounts shall include any accounts held directly with a mutual fund for which Iridian acts as an adviser or sub-adviser.

Each Iridian Personnel, Portfolio Manager and Investment Personnel is required to obtain prior approval on any transactions effected in his or her personal accounts as set forth in the preclearance procedures adopted by the Adviser.

Trades effected in all personal accounts will be reviewed periodically. The purpose of these reviews will be to ensure that no violations of securities laws have occurred. In this regard, all Iridian Personnel should keep the following in mind when making personal investment decisions:

•	Trading on material inside information is illegal.
•	“Tipping” another (including recommending a transaction) based on material nonpublic information is illegal.
•	Trading based on knowledge that large orders will be executed for Clients (frontrunning) is considered a breach of fiduciary duty and is illegal.

If any Iridian Personnel believes that he or she is in possession of material inside information, he or she must notify the Chief Compliance Officer immediately.  No Iridian Personnel are authorized to enter into a nondisclosure agreement (NDA) or other confidentiality arrangement, whether verbally or in writing, without the prior approval of the Chief Compliance Officer.

II.	MEMORANDUM ON INSIDER TRADING

This memorandum explains procedures adopted by the Adviser to prevent insider trading.

READ IT CAREFULLY. INSIDER TRADING IS ILLEGAL AND PUNISHABLE BY FINES AND IMPRISONMENT.

This memorandum explains the conduct prohibited by the law of insider trading. It is meant to be a guideline - as the law of insider trading develops, other activities may fall within the scope of the insider trading laws.

Read this memorandum carefully. All Iridian Personnel will be asked to sign a statement affirming that he or she has read this Code and that he or she understands its contents and will abide by the procedures being established.

New Iridian Personnel will be asked to sign such a statement at the time they join the Adviser. By signing this statement, each Iridian Personnel also affirms that he or she will maintain the confidentiality of information concerning the Adviser’s trading and other activities of the Adviser and its Clients. If Iridian Personnel have any questions about what conduct is prohibited by the law of insider trading, contact the Chief Compliance Officer immediately.

Ignorance of the law is no excuse.

a.	Trading by Iridian Personnel

The Adviser has adopted procedures to ensure that Iridian Personnel do not trade on inside information.

Iridian Personnel have been instructed to arrange for daily confirmations and monthly statements for all U.S. based securities accounts to be sent to the Chief Compliance Officer. Whenever Iridian Personnel open new accounts, Iridian Personnel must arrange for the daily confirmations and monthly statements for these accounts to be sent to the Chief Compliance Officer. Employment of any Iridian Personnel may be terminated if it is determined that he or she has not complied with this procedure.

In addition, Iridian Personnel must arrange for the daily confirmations and monthly statements for any U.S. based account in which Iridian Personnel own an interest to be sent to the Chief Compliance Officer. Iridian Personnel may be deemed to own an interest in someone else's account if Iridian Personnel share in the profits earned in the other account have discretion over the account or have any other financial interest in the other account. Iridian Personnel should contact the Chief Compliance Officer if he or she has any questions about whether Iridian Personnel own an interest in someone else's account. Iridian Personnel must also arrange for the daily confirmations and monthly statements for the securities accounts of his or her spouse and children and other persons who live with Iridian Personnel to be sent to the Chief Compliance Officer.

b.	What To Do If You Learn Inside Information

It is not illegal to learn inside information. It is only illegal to trade on such information. If any Iridian Personnel thinks that he or she may have learned inside information, he or she must contact immediately the Chief Compliance Officer or, in his absence, any member of the Ethics Review Committee. UNTIL YOU SPEAK WITH THE CHIEF COMPLIANCE OFFICER OR, IN HIS ABSENCE, ANY MEMBER OF THE ETHICS REVIEW COMMITTEE, DO NOT TRADE ON THE INFORMATION OR DISCUSS THE POSSIBLE INSIDE INFORMATION WITH ANY OTHER PERSON.

If the Chief Compliance Officer concludes that such Iridian Personnel may in fact have learned inside information, procedures will be established so that other Iridian Personnel do not learn the inside information.

c.	Investigations of Suspicious Trading

It is possible that the Exchanges, FINRA and the SEC may request information from the Adviser concerning suspicious trading. Iridian Personnel may be asked to sign a sworn affidavit affirming that, at the time of such trading, he or she did not have any inside information about the securities in questions. Employment of such Iridian Personnel may be terminated if he or she refuses to sign such an affidavit or cooperate with any such investigation. The Adviser may submit these affidavits to the SEC.

d.	The Adviser’s Trading Activities Are Confidential

It is the duty of each Iridian Personnel to maintain the confidentiality of information concerning the Adviser’s trading. This confidential information includes the Adviser’s and its Clients' securities positions, the timing and magnitude of trades, its trading plans and any internally prepared analysis of particular securities or of the markets. Iridian Personnel should take every practicable step you can to preserve the confidentiality of this confidential information. For example:

i.	Don’t discuss confidential matters in elevators, hallways, restaurants, airplanes, taxicabs or any place where you can be overheard.
ii.	Don’t gossip.
iii.	Don’t read confidential documents in public places or discard them where they can be retrieved by others.
iv.	Don’t carry confidential documents in elevators, hallways, etc., in an exposed manner.
v.	Beware of the carrying quality of conversations conducted on speaker telephones, in offices, on car or airplane telephones, on cellular phones, etc.

Obviously, a list such as this can only be suggestive. It is the responsibility of each Iridian Personnel to take whatever practicable steps are appropriate to preserve the confidentiality of confidential information.

The Adviser has a vital interest in the integrity of the securities markets. Insider trading destroys that integrity. The Adviser is committed to preventing insider trading and may terminate the employment of any Iridian Personnel who engages in this illegal practice.

E.	Conduct Prohibited by the Law of Insider Trading

This section is intended to provide information and guidance concerning insider trading, which has become an enforcement priority of the Securities and Exchange Commission and the Department of Justice. THIS SECTION IS A GUIDELINE - AS THE LAW OF INSIDER TRADING DEVELOPS, OTHER ACTIVITIES MAY FALL WITHIN THE SCOPE OF THE INSIDER TRADING LAWS. If any Iridian Personnel does not understand the following summary or have any questions about the conduct prohibited by the law of insider trading, please contact the Chief Compliance Officer.

1.	THE BASIC PRINCIPLE: Disclose or Refrain.

Although insider trading law has become increasingly complex, the prohibition against insider trading is simple: if you are in possession of “inside” information you must either publicly disclose the information or refrain from trading. The essence of the prohibition against insider trading is this principle of “disclose or refrain.”

This basic principle applies to trading for Iridian or its clients as well as your trading for a personal account.

Similarly, you may not “tip” or provide material nonpublic information to another for purposes of trading or recommend a transaction to another while you are in possession of material nonpublic information.

2.	WHAT CONSTITUTES INSIDE INFORMATION.

Since the disclose or refrain obligation applies only to “inside” information, it is important to recognize what constitutes “inside” information. Simply, it is information which is (i) material, (ii) non-public, and (iii) the use of which for trading purposes would create a breach of duty.

a.
Material Information.  Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act. Several rules of thumb can be helpful in assessing whether information is material. First, information that, when disclosed, is likely to have a direct effect on a stock's price should be treated as material. Examples include information concerning impending tender offers, significant earnings swings and other major corporate events. Additionally, the decision to trade on non-public information can itself be evidence of the information's materiality.

Examples of information that is likely to be material includes earnings estimates, changes in previously released earnings estimates, merger or acquisition proposals or agreements, major litigation, liquidity problems, changes in credit ratings, significant expansions or curtailments of operations or significant increases or decreases of orders, planned offerings of securities,  a change in auditors or auditor notification that an issuer may no longer rely on an audit report, events regarding an issuer’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities), bankruptcy, corporate restructuring or receivership, and extraordinary management or business developments.

b.
Non-Public Information.  Information is non-public when it has not been disseminated in a manner making it available to investors generally. Information is public once it has been publicly disseminated, such as when it is reported via Reuters or Bloomberg, and investors have had a reasonable time to react to the information. Once the information has become public, it may be traded on freely.

c.
Disclosure Breaching a Duty. Generally, a violation of the insider trading prohibition occurs when a person violates a duty owed either to the person on the other side of the transaction or to a third party by trading on the information. This duty may take one of several forms, which include but are not limited to the following. As law of insider trading develops other activities may fall within the scope of the law.

i.	Corporate Fiduciaries. Fiduciaries, such as corporate directors and officers, owe a duty not to use their positions to take advantage of the holders of the corporation's securities.

ii.
Temporary Insiders. In addition to traditional insiders (directors and officers), underwriters, accountants, lawyers and consultants, as well as other persons who have entered into special relationships of confidence with a corporation, are also considered to be insiders and come within the disclose or refrain prohibition.

iii.
Relationship with the Market. Certain persons who enter into special obligations of trust and confidence with purchasers and sellers in the market are also considered insiders. These insiders include investment advisers, market makers and SEC employees.

iv.
Misappropriation: Theft of Information. Virtually anyone - a financial printer, a newspaper reporter, or a non-attorney employed by a law firm - can become subject to the disclose or refrain prohibition merely by obtaining material non-public information by unlawful means or by lawfully obtaining such information and illegally converting it. In essence, the misappropriation theory prohibits a thief from profiting from stolen information.

v.	Tippees. A tippee is a person who receives a “tip.” He is considered an insider and subject to the disclose or refrain prohibition in two sets of circumstances.

1.
Derivative Liability. Under derivative liability, a tippee essentially stands in the shoes of the insider for purposes of the insider trading prohibition. To be liable as a tippee there must be a breach of duty by the original insider in disclosing the information to the tippee and the tippee must know, or have reason to know, of this breach. The chain of tippee liability can extend from one tippee to another so long as each successive tippee is aware of the original violator's breach.

2.
Liability Under Rule 14e-3.  There is a special SEC rule relating to tippee liability for information relating to tender offers. Rule 14e-3 imposes the disclose or refrain prohibition upon any person, including a tippee, who is in possession of material non-public information relating to a tender offer if (i) the bidder has taken a “substantial step” towards the commencement of a tender offer, and (ii) the person in possession of the information knows or has reason to know the information was acquired from the bidder, the target or their agents. Under this rule a duty does not have to be breached by the person providing the information for a tippee to be held liable. However, to be liable for insider trading, the tippee must be aware that the bidder, target or one of their agents is the ultimate source of the information.

F.	Lawful Use Of Public Information

Although insider trading is illegal, the federal securities laws permit a trader to make use of information that is publicly available. Also, the prohibition against insider trading does not punish sound market analysis and legitimate trading practices.

For example, it is legal to use your superior skills in analyzing public information to make profitable trades. It also is legal to trade on market rumors if the source of the information is unknown and you have no reason to believe that the source is an insider.

The law does not require that all traders in the market have equal access to all information. However, when a person breaches a duty by disclosing material non-public information, the law prohibits and severely punishes (civil and criminal remedies include disgorgement of profits, treble damages, fines and imprisonment) trading on that information.

G.	Conclusion

Insider trading is a serious matter and it is important to be able to recognize what constitutes impermissible trading. Again, if you have any doubt whether a particular practice is permissible consult with the Chief Compliance Officer as soon as possible and before you act.

SCHEDULE A

As of 02/01/2010
Portfolio Managers:

Jordan D. Alexander
David L. Cohen
Steven A. Friscia
Matt Greenberg
W. Ben Hunt
Harold J. Levy
Jeffrey Silver
Sturgis P. Woodberry

Investment Personnel:

All Portfolio Managers

Security Analysts:
John Ajay
David Eigen
Andy Feinman
Marvin Fong
Hrishikesh Gupta
Krishnamurthy Kalyanakrishnan
Jacqui Lindenbaum
Vivien Liu
Harry Mortner
Lucien F. Noel
Angela Rada
Ben Shamsian
Duncan Simmons
Lukasz Thieme

Traders:
Brian Cilento
Tom Hromas
Caroline B. Keenan
Spencer Mallozzi
Courtney McKenna
Jason McLean

Operations Staff:
Jacqueline Shea
Theresa Lalomia
David Lopez
Lane S. Bucklan
Jennifer Mannella
Maxine Jorgo

Iridian Managers:

David L. Cohen
Harold J. Levy

Iridian Officers:

David L. Cohen
Harold J. Levy
Jeffrey M. Elliott
Lane S. Bucklan

Access Persons:

All Portfolio Managers
All Investment Personnel
All Iridian Officers

Ethics Review Committee:

Jeffrey M. Elliott
Lane S. Bucklan

Chief Compliance Officer:

Lane S. Bucklan